UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_____________________

Date of Report (Date of earliest event reported) August 7, 2006

First Financial Corporation
(Exact name of registrant as specified in its charter)

Texas	0-5559	74-1502313
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Washington Avenue, Waco, Texas		76701
(Address of principal executive offices)		(Zip Code)

(254) 757-2424
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04        Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Background

As previously reported, effective July 20, 2005, First Preference Mortgage Corp. ("FPMC"), a wholly owned subsidiary of First Financial Corporation ("FFC"), and CitiMortgage, Inc. ("CMI") entered into a Workout and Forebearance Agreement (the "Workout Agreement"). The Workout Agreement settled claims by CMI under certain loan purchase agreements by which CMI had purchased loans from FPMC.

The terms of the Workout Agreement provided in part that FPMC would pay CMI the sum, without interest, of $1,920,844 (the "Deferred Payment Amount"), consisting of (a) $254,544 paid on the signing date, (b) two payments of $50,000 each on June 1, 2006 and December 1, 2006 and (c) monthly installments escalating from $20,000 in October 2005 to $50,000 in November 2008 and a final installment of $251,300 in December 2008.

Events Giving Rise to Filing

On August 8, 2006, FPMC received a letter from legal counsel to CMI dated August 7, 2006, declaring FPMC to be in default of the Workout Agreement and certain loan purchase agreements.  In particular, CMI asserted that FPMC breached the Workout Agreement by failing to pay the following amounts when due:  (1) the $25,000 monthly payment due June 1, 2006; (2) the $50,000 curtailment payment due June 1, 2006; (3) the $27,500 monthly payment due July 1, 2006; and (4) the $30,000 monthly payment due August 1, 2006.

As a result, CMI asserted that all amounts payable by FPMC under the Workout Agreement and the underlying loan agreements have been accelerated and demanded that amounts currently totaling $3,570,087.95 be paid by FPMC, or that acceptable arrangements be made for those amounts to be paid, no later than August 17, 2006. CMI also asserted related claims against certain affiliates of FPMC, including David W. Mann, FFC's chief executive officer and the beneficial owner of a majority of FFC's outstanding common stock.

            FPMC is reviewing with legal counsel its response to the letter.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST FINANCIAL CORPORATION

By: /s/ David W. Mann
           David W. Mann
    President and Chief Executive Officer

Date: August 11, 2006